OPTION CARE HEALTH, INC.
RESTRICTED STOCK UNIT CERTIFICATE

THIS RESTRICTED STOCK UNIT CERTIFICATE (this “Certificate”) evidences the grant by Option Care Health, Inc., a Delaware corporation (the “Company”) of Restricted Stock Units of the Company to [__] (the “Participant”) on [__] (the “Grant Date”) as follows:

WHEREAS, the Company has established the Option Care Health, Inc. Amended and Restated 2018 Equity Incentive Plan (as amended from time to time, the “Plan”);

WHEREAS, the Plan provides for the grant of stock and other equity based Awards; and

WHEREAS, the Company desires to grant Restricted Stock Units to the Participant in accordance with the terms and conditions of the Plan and subject to the provisions of this Certificate, as approved by the Management Development & Compensation Committee (the “Committee”) of the Company’s Board of Directors.

NOW, THEREFORE, the following terms and conditions apply to the grant of Restricted Stock Units:

1.Grant of Restricted Stock Units. Subject to the terms and conditions of this Certificate and of the Plan, the Participant is hereby granted an Award of [__] Restricted Stock Units (the “Restricted Stock Units”), which include the right to be issued the number of shares of Stock equal to the Restricted Stock Units, subject to the restrictions and vesting conditions set forth in this Certificate.

2.Issuance of Shares of Stock. As soon as reasonably practicable following the vesting of the Restricted Stock Units as set forth in Section 3 of this Certificate but in any event by no later than ninety days following the date on which such vesting occurs, the Company will issue in the name of the Participant shares of Stock in settlement of such vested Restricted Stock Units. Upon settlement of a vested Restricted Stock Unit in a share of Stock, such vested Restricted Stock Unit will be deemed cancelled and the Participant shall have no further rights to payment of any kind in respect of such Restricted Stock Unit. The Participant will have all of the rights of a holder of Stock with respect to such shares of Stock from and after the issuance of the shares of Stock to the Participant and the Participant becomes a stockholder of record with respect to such shares.
3.Vesting Schedule. As of the Grant Date, all of the Restricted Stock Units are considered unvested Restricted Stock Units, unless one of the vesting conditions set forth in this Section 3 is satisfied.
(a)Unvested Restricted Stock Units will vest and become non-forfeitable to [__] of the shares of Stock (rounded to the nearest whole share) on [__] so that the Restricted Stock Units shall vest and become non-forfeitable as to all shares of Stock on the [__] such anniversary of the date hereof, subject to the Participant’s continued service on the Board through such date.
(b)In the event of a Change in Control, the Restricted Stock Units will vest and become non-forfeitable as to 100% of the shares of Stock immediately prior to such Change in Control, subject to the Participant’s continued service on the Board through such date; provided, that if the Change in Control is not a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the assets of the Company” as such terms are defined in Section 1.409A-3(i)(5) of the U.S. Treasury Regulations, then the Restricted Stock Units shall vest upon such Change in Control and shall be settled at the times specified in Section 3(a) or 3(c) of this Certificate, as applicable.

(c)In the event the Participant’s service on the Board terminates for any reason other than the removal of the Participant for Cause (as defined below), the Restricted Stock Units will vest and become non-forfeitable as to 100% of the shares of Stock on the termination date. In the event the Participant’s service on the Board is terminated due to a removal of the Participant for Cause (as defined below), any unvested Restricted Stock Units will be forfeited in their entirety for no consideration to the Participant. For this purpose, “Cause” (A) shall have the meaning set forth in an applicable director agreement or similar agreement between the Participant and the Company or (B) if no such agreement exists or “Cause” is not defined in such agreement, shall mean (i) the Participant’s continued failure substantially to perform the Participant’s duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of ten (10) days following written notice by the Company to Participant of such failure, (ii) dishonesty in the performance of the Participant’s duties, (iii) an act or acts on the Participant’s part constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, (iv) the Participant’s willful malfeasance or willful misconduct in connection with the Participant’s duties or any act or omission which is injurious to the financial condition or business reputation of the Company or any of subsidiaries, or (v) a breach of any covenant regarding confidential information, solicitation, or competitive activity, or any fiduciary duty of the Participant.
4.Restrictions. The Restricted Stock Units and any rights granted with respect thereto hereunder may not be sold, pledged or otherwise transferred other than in accordance with Section 13 of the Plan.

5.Miscellaneous.

(a)The Company and the Participant shall execute such further instruments and take such action as may reasonably be necessary to carry out the intent of this Certificate, as may be determined by the Committee.

(b)Any notice required or permitted under this Certificate by the Company shall be given in writing and shall be deemed effectively given upon delivery to Participant at his or her address then on file with the Company.

(c)This Certificate and the terms and conditions of the Plan (as amended from time to time in accordance with the terms of the Plan), which are hereby incorporated by reference, constitute the terms and conditions with respect to the Restricted Stock Units and are binding upon the Company, its subsidiaries, affiliates and successors, and the Participant and the Participant’s heirs, executors, administrators and successors.

(d)This Certificate shall be construed in accordance with, and its interpretation shall be governed by applicable federal law, and otherwise by the laws of the State of Delaware.

(e)The headings contained in this Certificate are for reference purposes only and shall not affect in any way the meaning or interpretation of this Certificate. Any references to sections in this Certificate shall be to sections of this Certificate unless otherwise expressly stated as part of such reference.

(f)The Company may deliver any documents related to this Restricted Stock Unit Award by electronic means and request your acceptance of this Certificate by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

6.Capitalized Terms. Each capitalized term used but not defined in this Certificate has the meaning assigned to such term in the Plan.

OPTION CARE HEALTH, INC.

By:
Its:

By signing this Certificate or otherwise accepting this Certificate in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.

Accepted and agreed:

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